[Letterhead of Venable, Baetjer and Howard, LLP]



November 8, 1999




Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099

Re:  Smith Barney Managed Municipals Fund Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to Smith Barney
Managed Municipals Fund Inc., a Maryland corporation (the "Company"), in connection with the proposed acquisition by the Company of all or substantially all of the assets and scheduled liabilities of Greenwich Street Municipal Fund Inc. (the "Fund") in exchange for shares of Class A Common Stock of the Company (the "Class A Shares") pursuant to an Agreement and Plan of Reorganization to be executed by the Company and the Fund (the "Agreement").
We have examined the Company's Registration Statement on
Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), the Company's Charter and Bylaws, and the form of the Agreement substantially in the form in which it is to be included in the Prospectus/Proxy Statement included in the Registration Statement. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.
We have also examined and relied upon such corporate
records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that submitted to us and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, and, further, that the number of Class A Shares to be issued by the Company to the Fund and then distributed to the stockholders of the Fund pursuant to the Agreement will not exceed the number of then unissued Class A Shares authorized in the Company's Charter. Based upon the foregoing, we are of the opinion that:
1.	The Company is a corporation validly existing and
in good standing under the laws of the State of Maryland; and
2.	The Class A Shares of the Company to be issued as
contemplated in the Agreement have been, to the extent of the number of Class A Shares authorized in the Charter of the Company and then unissued, duly authorized, and, subject to the receipt by the Company of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Agreement will be validly issued, fully paid and nonassessable Class A Shares of the Company under the laws of the State of Maryland.
This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.
You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.
Very truly yours,

Venable, Baetjer & Howard, LLP